FOR IMMEDIATE RELEASE

CONTACT:	Investors: Antonella Franzen (609) 720-4665	Exhibit 99.1
Ryan Edelman (609) 720-4545
Media: Fraser Engerman (414) 524-2733

Johnson Controls appoints John Donofrio as executive vice president and general counsel

Cork, Ireland Nov. 9 2017- Johnson Controls (NYSE: JCI) announced today it has named John Donofrio as executive vice president and general counsel effective Nov. 15. 2017. Donofrio, who will also serve as a corporate officer, succeeds Judy Reinsdorf, who served in the general counsel role since Sept. 2, 2016, following the merger of Johnson Controls and Tyco.
Before the merger closing, she served as executive vice president and general counsel of Tyco from 2007 to 2016. Reinsdorf is leaving Johnson Controls to be with her family in New Jersey. She will support Donofrio through the transition period.
"We appreciate all of Judy's contributions to Johnson Controls and under her leadership, she built a strong, integrated law department, and fulfilled the commitment she made to me and the board of directors to see the company through the first year of transition following the merger,” said George Oliver, chairman and CEO. I am grateful for Judy’s support over the past year and for her dedication and steady hand as general counsel of Tyco for nine years during a period of strategic transformation of the company.”
Donofrio joins from Mars, Incorporated where he served as vice president, secretary and general counsel. Prior to Mars, Donofrio held the general counsel and secretary role at the Shaw Group, Inc. and

Visteon Inc. Earlier, Donofrio was a partner and trial attorney at Kirkland & Ellis and went in-house to become Honeywell’s vice president intellectual property and deputy general counsel. He later became vice president and general counsel of Honeywell Inc.’s Aerospace division.
“John brings strong business acumen and a growth mindset to his role. John has significant transactional and commercial depth that will help drive the company’s growth platform,” said Oliver. His global experience across various industries and his many years in the general counsel role make John a very good fit. I am excited for John to join the Johnson Controls executive management team and look forward to his contributions and insights.”
Donofrio serves on the board of directors of FARO Technologies, Inc. where he is chairman of the nominating and governance committee He has a degree in chemical engineering from Rutgers College of Engineering, and has a Juris Doctor and a Master of Laws in trade regulation from George Washington University Law Center.
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About Johnson Controls:
Johnson Controls is a global diversified technology and multi industrial leader serving a wide range of customers in more than 150 countries. Our 120,000 employees create intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.

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